RiverNorth Opportunities Fund, Inc.

Power of Attorney

I, the undersigned Director of RiverNorth Opportunities Fund, Inc. hereby appoint Joshua B. Deringer, David L. Williams and/or Patrick W. Galley, Attorneys-in-Fact, with full power of substitution and with the full power to sign for me and in my name in the following capacities relating to business of RiverNorth Opportunities Fund, Inc.: any and all Post-Effective Amendments to Registration Statement File No. 333-261239; any supplements or other instruments in connection therewith; and generally to do all such things in my name and behalf in connection therewith as said Attorneys-in-fact deem, together or individually, necessary or appropriate, to comply with the provisions of the Securities Act of 1933, as amended, and Investment Company Act of 1940, as amended, and any rules, regulations, or requirements of any federal or state regulatory agency in connection with the filing and effectiveness of any Registration Statement, as amended, and all related requirements of any federal or state regulatory agency.

This Power of Attorney, which shall not be affected by the disability of the undersigned is executed and effective as of the date set forth below.

WITNESS, my hands on this 16th day of November, 2022.

/s/ Lisa B. Mougin
Lisa B. Mougin
Director

State of Florida	)
) SS
County of West Palm Beach	)

The foregoing instrument was acknowledged before me this 21st day of November 2022, by Lisa B. Mougin, a person known to me.

“Official Seal”

/s/ Erin Heitman
Notary Public, State of Florida	Notary Public

My Commission Expires: 11/20/2026